Exhibit 10.3

EXECUTION VERSION

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of February 7, 2020, by and among BROADSTONE NET LEASE, INC., a Maryland corporation (the “REIT”), BROADSTONE NET LEASE, LLC, a New York limited liability company (the “Operating Company”), and the persons listed on Schedule A hereof (each a “Contributor” and, collectively, the “Contributors”).

WHEREAS, on the date hereof, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), Broadstone Real Estate, LLC (“BRE”), a New York limited liability company, merged with and into the Operating Company, with the Operating Company surviving the merger (the “Merger”), such that the Operating Company acquired all of the assets of BRE (collectively, the “Contributed Property”) subject to the BRE Existing Credit Facilities (as defined in the Merger Agreement);

WHEREAS, in accordance with the Merger Agreement, it is intended for federal income tax purposes that, except as provided in Treasury Regulation Section 1.708-1(c)(4), the Merger be treated as an “assets-over” form of merger, governed by Treasury Regulation Section 1.708-1(c)(3)(i), pursuant to which BRE contributes all of its assets and liabilities to the Operating Company in exchange for the OP Merger Consideration and rights with respect to the OP Earnout Consideration (as such terms are defined in the Merger Agreement) in a transaction qualifying under Section 721(a) of the Code and, immediately thereafter, BRE distributes such OP Merger Consideration and rights with respect to the OP Earnout Consideration to its members, with the Operating Company being a continuation of the Operating Company pursuant to Treasury Regulation Section 1.708-1(c)(1);

WHEREAS, in partial consideration for the Merger, each Contributor has elected to receive the limited liability company membership units (“Membership Units”) in the Operating Company listed next to such Contributor’s name on Schedule A hereto; and

WHEREAS, in accordance with the terms of the Merger Agreement, the parties desire to enter into this Agreement regarding certain tax matters associated with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the REIT, the Operating Company, and the Contributors hereby enter into this Agreement and covenant and agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Operating Agreement (as defined below).

“Accounting Firm” has the meaning set forth in Section 3.4.

“Agreement” has the meaning set forth in the Preamble.

“BRE” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributor” has the meaning set forth in the Preamble.

“Contributed Property” has the meaning set forth in the Recitals.

“Final Determination” means (i) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto, or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Fundamental Transaction” means a merger, consolidation or other combination of the Operating Company with or into any other entity, a transfer of all or substantially all of the assets of the Operating Company, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Company, a conversion of the Operating Company into another form of entity, or any other strategic transaction undertaken by the Operating Company pursuant to which the Membership Units of a Protected Member are exchanged for cash, equity in any other entity, or any other property.

“Indirect Owner” means (i) any Person owning an equity interest in a Protected Member, (ii) in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity, or subchapter S corporation for federal income tax purposes, any Person owning an equity interest in such entity, and (iii) in the case of any Protected Member or Indirect Owner that is a trust of which the grantor is treated as the owner of such trust for federal income tax purposes, such grantor.

“Maximum Indemnification Amount” means ten million dollars ($10,000,000.00).

“Membership Units” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Minimum Liability Amount” means, for each Protected Member, the amount set forth on Schedule A hereto next to such Protected member’s name, as amended from time to time, provided, however, that (1) upon any sale, exchange, transfer or disposition by a Protected Member of some or all of its Membership Units in a transaction in which the transferee’s adjusted basis in the transferred property is determined for federal income tax purposes wholly by reference to the transferor’s adjusted basis in such transferred property, the Minimum Liability Amount of the transferor Protected Member shall be allocated to the transferee (and the Minimum Liability Amount of the transferor shall be correspondingly reduced) in an amount that bears the same ratio to the Minimum Liability Amount of the transferor immediately before such transfer as the number of Membership Units transferred bears to the number of Membership Units held by the transferor immediately before such transfer or in such other manner as the transferor Protected Member may request, and (2) upon any other sale, exchange, transfer or disposition by either (a) a Protected Member of some or all of its Membership Units or (b) an Indirect Owner (not including an Indirect Owner that holds its indirect interest through an S corporation) of some or all of its direct or indirect equity interest in a Protected Member, such Protected Member’s Minimum Liability Amount shall be reduced to the extent of (X) in situation (2)(a), any gain recognized by the Protected Member (or, in the case of a transfer resulting from the death of a Protected Member, the difference between the adjusted tax basis, for federal income tax purposes, of the transferee with respect to such units and the adjusted tax basis, for federal income tax purposes, of the transferor with respect to such units), and (Y) in situation (2)(b), any gain recognized by the Indirect Owner (or, in the case of a transfer resulting from the death of an Indirect Owner, the difference between the adjusted tax basis, for federal income tax purposes, of the

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transferee with respect to the transferred property and the adjusted tax basis, for federal income tax purposes, of the transferor with respect to such property).

“Non-Recourse Indebtedness” means the type of indebtedness which is described in Treasury Regulation Section 1.752-1(a)(2).

“Operating Company” has the meaning set forth in the Preamble.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Operating Company, as the same has been heretofore been amended from time to time and may be further amended in accordance with the terms thereof.

“Person” means an individual, trust, partnership, association, corporation, limited liability company, or other entity.

“Per Unit Threshold” means twenty-seven dollars and sixty cents ($27.60); provided, however, that, in the event of a Prohibited Transaction that consists of a disposition of less than all of the Protected Property, appropriate and equitable adjustments to the Per Unit Threshold shall be made.

“Prohibited Transaction” has the meaning set forth in Section 2.1.

“Protected Gain” shall mean, with respect to each Protected Member, (a) income or gain allocated to or recognized by such Protected Member or an Indirect Owner of such Protected Member for federal income tax purposes from a Fundamental Transaction, (b) income or gain allocated to or recognized by such Protected Member or an Indirect Owner of such Protected Member by reason of a breach of the Operating Company’s obligations set forth in Section 2.2, and (c) income or gain under Section 704(c) of the Code and the Treasury Regulations thereunder allocated to or recognized by such Protected Member or an Indirect Owner of such Protected Member from a disposition of Protected Property; provided, however, that, with respect to each Protected Member, such gain shall not exceed the amount set forth on Schedule A hereto next to such Protected Member’s name (or the name of such Protected Member’s successor) under the heading “Protected Gain.”

“Protected Member” means each Contributor and each Person who (i) acquires Membership Units from one or more Contributors (or one or more other Protected Members) in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of such Contributors (or such other Protected Members) in such Units, (ii) has notified the Operating Company of its status as a Protected Member, and (iii) provides all documentation reasonably requested by the Operating Company to verify such status, but excludes any Person that ceases to be a Protected Member pursuant to this Agreement.

“Protected Property” means (a) the Contributed Property and (b) any Subsidiary which owns the Contributed Property.

“REIT” has the meaning set forth in the Preamble.

“Subsidiary” means any entity in which the Operating Company owns a direct or indirect interest that owns the Protected Property on the date hereof, or that thereafter is a successor to the Operating Company’s (or any other Subsidiary’s) direct or indirect interests in the Protected Property.

“Tax Protection Period” means the period commencing on the date hereof and ending at 12:01 AM

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on the tenth (10th) annual anniversary of the date hereof.

“Treasury Regulations” means the proposed, temporary and final regulations promulgated under the Code in effect as of the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE 2

PROHIBITED TRANSACTIONS

AND MINIMUM DEBT THRESHOLDS

2.1    Prohibited Transactions.

(a)      Except as otherwise provided in this Article 2, the Operating Company agrees for the benefit of each Protected Member and each Indirect Owner, for the term of the Tax Protection Period, not to directly or indirectly consummate (i) a sale, transfer, exchange, or other disposition of any Protected Property or any interest therein held directly or indirectly by the Operating Company, in a transaction that results in the recognition of any Protected Gain by any Protected Member, or (ii) any Fundamental Transaction that would result in the recognition of any Protected Gain by any Protected Member (any such disposition under clause (i) or Fundamental Transaction under clause (ii) taking place during the Protected Period, a “Prohibited Transaction”), without regard to whether such Prohibited Transaction is voluntary or involuntary.

(b)      If the Operating Company or the REIT consummates a Fundamental Transaction with any entity that is a publicly traded real estate investment trust (within the meaning of Section 856 of the Code) or any entity that is controlled by such a publicly traded real estate investment trust (a “Public REIT”), the Operating Company shall use commercially reasonable efforts to structure such transaction such that (i) in consideration for such transaction, the Protected Members may elect to receive interests in a partnership or limited liability company without recognition of gain for federal income tax purposes by the Protected Members; (ii) the consideration that is offered to the Protected Members is economically equivalent to the consideration that is offered to the owners of the common stock of the REIT; and (iii) the successor-in-interest of the Operating Company or of the REIT agrees to assume the obligations of the REIT or the Operating Company under this Agreement.

(c)      If the Operating Company or the REIT consummates a Fundamental Transaction with any entity other than a Public REIT, the Operating Company shall use commercially reasonable efforts to structure such transaction such that (i) in consideration for such transaction, the Protected Members may elect to receive interests in a partnership or limited liability company without recognition of gain for federal income tax purposes by the Protected Members; (ii) the consideration that is offered to the Protected Members is economically equivalent to the consideration that is offered to the owners of the common stock of the REIT; (iii) such transaction provides an opportunity for liquidity to the Protected Members; and (iv) the successor-in-interest of the Operating Company or of the REIT agrees to assume the obligations of the REIT or the Operating Company under this Agreement.

2.2      Allocation of Indebtedness.

(a)      Maintenance of Indebtedness. The Operating Company agrees to maintain, or caused to be maintained, sufficient indebtedness as will enable the Operating Company to meet the requirements set forth below in this Section 2.2.

(b)      Special Allocation of Liabilities.

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(i)       The parties acknowledge that, at the closing of the Merger, the BRE Existing Credit Facilities (as defined in the Merger Agreement) will become the debt of the Operating Company and that, in connection with the Merger, each Protected Member will provide a personal guarantee of a portion of the BRE Existing Credit Facilities corresponding to such Protected Member’s Minimum Liability Amount.

(ii)       Subject to any pre-existing obligations to any of the other Members of the Operating Company, at any time after the maturity or repayment of the BRE Existing Credit Facilities, the Operating Company shall allocate Non-Recourse Indebtedness to Protected Members by applying Treasury Regulation Section 1.752-3(a)(3) to allocate Non-Recourse Indebtedness attributable to the Protected Property (for purposes of Treasury Regulation Section 1.752-3) to such Protected Member up to the amount by which the “built-in Section 704(c) gain” with respect to the Protected Property exceeds the amount of the Non-Recourse Indebtedness considered secured by the Protected Property and allocated to such Protected Member under Treasury Regulation Section 1.752-3(a)(2).

(iii)      If the amount of Non-Recourse Indebtedness allocated to a Protected Member pursuant to Section 2.2(b)(ii) hereof would be less than such Protected Member’s Minimum Liability Amount, the Operating Company shall offer to such Protected Member the opportunity to enter into a guarantee, reimbursement, indemnification, or capital contribution obligation agreement pursuant to which such Protected Member would enter into a written obligation to guarantee, reimburse, indemnify, or contribute capital upon the occurrence of certain events in such an amount that, when combined with any allocation of Non-Recourse Indebtedness of the Operating Company pursuant to Section 2.2(b)(ii) hereof, is sufficient, in the reasonable judgment of the Protected Member, to cause such Protected Member to be allocated indebtedness of the Operating Company equal to such Protected Member’s Minimum Liability Amount; provided, however, that the Operating Company shall not be required to allocate any amount of indebtedness to a Protected Member unless an Accounting Firm is of the view that such allocation is more likely than not permissible under Section 752 of the Code and the Treasury Regulations thereunder. If the Operating Company satisfies its obligations under Sections 2.2(b)(ii) & (iii) hereof and such Protected Member elects not to enter into such a guarantee, reimbursement, indemnification, or capital contribution obligation agreement, then the Operating Company shall have no liability for monetary damages under Article 3 or otherwise for any taxes incurred by such Protected Member as a result of such election.

(c)      Minimum Liability Amount Notification Requirement. In the event that, at any time after the date hereof, a Protected Member engages or proposes to engage in a transaction that will result in an decrease in its Minimum Liability Amount, including, without limitation, a conversion of Membership Units into shares of the REIT’s common stock or the sale, transfer, or other disposition of Membership Units in a taxable transaction, such Protected Member shall provide written notice to the Operating Company setting forth the terms or proposed terms of such transaction and the information reasonably requested by the Operating Company so that the Operating Company can determine the Minimum Liability Amount following the completion of such transaction for purposes of complying with Section 2.2.

2.3      Section 704(c) Method. The Operating Company shall report allocations of income, gain, loss and deduction (as computed for tax purposes) with respect to the Merger and the contribution of the Contributed Property so as to take account of the Section 704(c) built-in gain of such property under Code Section 704(c) or the principles set forth in Treasury Regulation Section 1.704-3(a), as the case may be, using the “traditional method” under Treasury Regulation Section 1.704-3(b), subject to applicable law.

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2.4      No Representation With Regard to Tax Treatment. The Contributors hereby acknowledge and agree that neither the REIT nor the Operating Company gave the Contributors any tax advice in connection with the transactions contemplated herein and that the Contributors have relied on their own independent tax advisors and professionals.

2.5    Cooperation. If at any time the Operating Company does not have sufficient Non-Recourse Indebtedness to comply with Section 2.2 solely as a result of any amendments, changes, or modifications to the Code or the Treasury Regulations, then the Operating Company and such Protected Member shall cooperate with each other to discuss, evaluate, and (in each party’s sole and absolute discretion) take such further acts as may be reasonably necessary in order to ensure that such Protected Member does not recognize any Protected Gain; provided, however, that notwithstanding the foregoing, if the Operating Company satisfies its obligations under Section 2.2 and either (a) such Protected Member elects not to enter into a guarantee, reimbursement, indemnification, or capital contribution obligation agreement after such discussion and evaluation or (b) there is a Final Determination that such guarantee, reimbursement, indemnification, or capital contribution obligation agreement did not cause a special allocation of liabilities for federal income tax purposes to such Protected Member in the full amount intended, then the Operating Company shall have no liability for monetary damages under Article 3 or otherwise for any taxes incurred by such Protected Member as a result of such election or Final Determination.

ARTICLE 3

REMEDIES FOR BREACH

3.1      Monetary Damages. Subject to the terms and conditions of Article 2, in the event that either the Operating Company breaches its obligations set forth in Article 2 (other than Section 2.2), and any Protected Member or Indirect Owner recognizes Protected Gain, such Protected Member’s sole right shall be to receive from the Operating Company, and the Operating Company shall pay to such Protected Member as damages, an amount equal to the excess of (a) the aggregate federal, state, and local tax on income and Medicare taxes (including Section 1411 of the Code) incurred by such Protected Member or an Indirect Owner of such Protected Member with respect to the Protected Gain that is allocable to (or borne by) such Protected Member or Indirect Owner as a result of such breach (computed in accordance with Section 3.2) over (b) the product of the Per Unit Threshold and the number of outstanding Membership Units held by such Protected Member to which such breach relates. Subject to the terms and conditions of Article 2, in the event that the Operating Company breaches its obligations set forth in Section 2.2 and any Protected Member or Indirect Owner recognizes Protected Gain, such Protected Member’s sole right shall be to receive from the Operating Company, and the Operating Company shall pay to such Protected Member as damages, an amount equal to the aggregate federal, state, and local tax on income and Medicare taxes (including Section 1411 of the Code) incurred by such Protected Member or an Indirect Owner of such Protected Member with respect to the Protected Gain that is allocable to (or borne by) such Protected Member or Indirect Owner as a result of such breach (computed in accordance with Section 3.2). Notwithstanding anything to the contrary in this Section 3.1, the Operating Company’s total liability under this Agreement shall not exceed the Maximum Indemnification Amount. If, but for the previous sentence, as part of a single transaction or series of related transactions, the Operating Company’s liability to the Protected Members pursuant to this Section 3.1 would exceed the Maximum Indemnification Amount, any payments by the Operating Company to the Protected Members pursuant to this Section 3.1 as a result of such transaction or series of transactions shall be made first to the Protected Members who are Arlene Z. Leenhouts or trusts of which Arlene Z. Leenhouts is treated as the owner for federal income tax purposes, in proportion to their respective outstanding Membership Units as of the time of the breach, and the balance, if any, to the other Protected Members in proportion to their respective outstanding Membership Units as of the time of the breach.

Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and

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remedies of any Protected Member or Indirect Owner for a breach or violation of the covenants or obligations of the REIT or the Operating Company under this Agreement shall be a claim for damages against the Operating Company as specified in Section 3.1 of this Agreement, and no Protected Member or Indirect Owner shall be entitled to pursue a claim for specific performance or for any other damages.

3.2      Computation. For purposes of computing the amount of federal, state, and local income taxes required to be paid by any Protected Member (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account (but assuming limitation on full deductibility due to adjusted gross income levels), and (ii) such Protected Member’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates (including any surtaxes and Medicare taxes under Section 1411 of the Code) that would be applicable to such Protected Member’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Member (or Indirect Owner).

3.3      Required Notices; Time for Payment. In the event that there has been a breach of Article 2 during the Tax Protection Period, the Operating Company shall provide to each Protected Member written notice of the transaction, event or other circumstance giving rise to such breach not later than thirty (30) days after occurrence of a breach. As soon as reasonably practicable after giving notice of breach, but in no event more than sixty (60) days after occurrence of a breach, the Operating Company shall be obligated to (i) provide each Protected Member with a detailed calculation of the amount of each Protected Member’s damage payment as determined under this Article 3, and (ii) provide each Protected Member with such evidence or verification as such Protected Member may reasonably require as to the items necessary to confirm the calculation of such amount. Subject to the negotiation and final resolution of any disagreements in accordance with Section 3.4, all payments required under this Article 3 to a Protected Members shall be made in immediately available funds to such Protected Member on or before April 10 of the year following the year in which the gain recognition event giving rise to such payment took place.

3.4      Process for Determining Damages. If the Operating Company has breached or violated any of the covenants set forth in Article 2 (or any Protected Member asserts that the Operating Company has breached or violated any of the covenants set forth in Article 2), the Operating Company and such Protected Member agree to negotiate to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Member under Section 3.1. If any such disagreement cannot be resolved by the Operating Company and such Protected Member within sixty (60) days after the receipt of notice from the Operating Company of such breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Operating Company of an assertion by such Protected Member that the Operating Company has breached or violated Article 2), then the Operating Company and such Protected Member shall jointly retain a nationally or regionally recognized independent public accounting firm that is mutually acceptable to the Company and such Protected Member (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 and the amount of damages payable to such Protected Member under Section 3.1 shall be final, conclusive and binding on the Operating Company and such Protected Member. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Operating Company and such Protected Member.

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ARTICLE 4

TERMINATION

4.1      Termination. This Agreement shall terminate immediately and be of no further force or effect upon the earliest to occur of any one of the following:

(a)        the mutual agreement of the parties hereto or their respective successors or assigns;

(b)        the date on which all Protected Members (or successor Protected Members) have converted into shares of the REIT’s common stock or sold, transferred, or otherwise disposed of all of the Membership Units that were acquired by the Protected Members pursuant to the Merger in one or more taxable transactions;

(c)        there is a Final Determination that no portion of the Merger qualified for tax-deferred treatment under Section 721 of the Code; or

(d)        the Operating Company has made payments pursuant to Section 3.1 equal to the Maximum Indemnification Amount.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1      Representations and Warranties of the REIT and the Operating Company. The REIT and the Operating Company represent and warrant to each Protected Member that: (a) the REIT is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power to enter into this Agreement and to consummate the transactions contemplated by this Agreement; (b) the Operating Company is a limited liability company duly organized and validly existing under the laws of the State of New York and has the power to enter into this Agreement and to consummate the transactions contemplated by this Agreement; (c) all necessary action has been taken by each of them to authorize the execution, delivery and performance of this Agreement and the transaction documents and agreements contemplated hereby, the officer executing this Agreement on their behalf is duly authorized and has the full power, authority and legal right to enter into this Agreement and to bind each of them to the transactions contemplated by this Agreement, and this Agreement is their legal, valid and binding obligation of it, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors and subject to the effect of general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and (d) no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to its knowledge, threatened against the REIT or the Operating Company, nor has the REIT or the Operating Company any intention of filing or commencing any such action or proceeding; (e) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute or result in a violation or breach of any contract or any other instrument or agreement to which it or its assets may be subject to or bound or constitute a violation or breach by it of any judgment, order, writ, injunction or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule or regulation of any duly constituted governmental authority.

5.2      Representations and Warranties of the Protected Members. Each Protected Member represents and warrants to the Operating Company that: (a) no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, is pending or, to its knowledge, threatened against it, nor has it any intention of filing or commencing any such action or proceeding; and (b) neither the entering into of this Agreement nor the consummation of the transactions contemplated by this

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Agreement will constitute or result in a violation or breach of any contract or any other instrument or agreement to which it or its assets may be subject to or bound or constitute a violation or breach by it of any judgment, order, writ, injunction or decree issued against or imposed upon it or will result in a violation of any applicable law, order, rule or regulation of any duly constituted governmental authority.

ARTICLE 6

MISCELLANEOUS

6.1      Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Operating Company or the REIT and another entity) as to any Protected Member except by a written instrument signed by the REIT, the Operating Company, and such Protected Member.

6.2      Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents (including, in connection with any claim by a Protected Member pursuant to Section 3.1, any and all work papers and other supporting information and documents necessary or helpful to evaluate the calculation of the amount of the indemnity payment, if any, owed to such Protected Member), and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

6.3      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each Protected Member and its successors and assigns, whether so expressed or not.

6.4      Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

6.5      Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

6.6      Notices. Any notice, request, tender, demand, delivery, approval or other communication provided for, required or arising under this Agreement shall be in writing and shall be deemed delivered: (a) if delivered in person, upon delivery to an individual or to an officer of a corporate party; (b) if mailed, three business days following deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, or if delivered via overnight courier with instructions to deliver the next business day, one business day after delivery to such overnight courier, in either case, addressed to the other party or parties at the address or addresses below or at such other address or addresses of which such party may give notice in accordance with the provisions of this Article 6; or, (c) if by fax or email, upon receipt of confirmation of the fax or email transmittal, transmitted to the other party or parties at the fax number or email address provided below or such other fax number or email address of which such party may give notice in accordance with the provisions of this Article 6. Any and all such notices may be given on behalf of a party by its below named attorney.

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REIT or the
Operating Company:	Broadstone Net Lease, Inc.
800 Clinton Square
Rochester, NY 14604
Attn: John Moragne
Fax: 585.287.6506
Email: John.Moragne@broadstone.com

With a copy to:	Cameron Cosby
Fried, Frank, Harris, Shriver & Jacobson LLP
801 17th Street, NW
Washington, DC 20006
Tel: 202-639-7000
Fax: 202-639-7003
Email: Cameron.Cosby@friedfrank.com

Protected Members:	To each Protected Member’s address on file with the Company

With a copy to:	Lary S. Wolf
ROBERTS & HOLLAND LLP
1675 Broadway
New York, NY 10019-5844
Tel: 212-903-8719
Fax: 212-974-3059
Email: lwolf@rhtax.com

6.7      Counterparts. This Agreement may be executed in any number of counterparts, each of which, when taken together and confirmed between the attorneys identified herein, shall constitute but one and the same fully executed instrument. Signatures on counterparts of this Agreement that are delivered via fax, email or by other electronic means are authorized and shall be acknowledged as if such signatures were an original execution.

6.8      Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of New York, without regard to the choice of law provisions thereof.

6.9      Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force.

6.10      Entire Agreement. This Agreement and the documents and instruments delivered and to be delivered hereunder constitute the entire agreement of the parties and their respective affiliates and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

6.11      Attorney’s Fees. In a suit relating to a breach of this Agreement or any provision contained herein or to enforce this Agreement or any provision contained herein, each party shall pay such party’s own attorney fees and court costs incurred in such suit and any appeal thereof.

6.12      Subsidiary Entities. Any entity controlled by the Operating Company or the REIT that holds an interest in the Protected Property shall be bound by all of the limitations and restriction to which

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the Operating Company is subject hereunder as if such entity were originally a signatory to this Agreement in addition to the Operating Company and the REIT, and the Operating Company has executed this Agreement for and on behalf of each such entity.

6.13      Interpretation. The principle that an agreement should be construed against the party drafting the agreement shall not apply to this Agreement as both parties hereto have contributed substantially in the negotiation and drafting of this Agreement. The captions of this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any term hereof. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders. The singular shall include the plural and vice versa.

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IN WITNESS WHEREOF, the parties hereto have caused this Tax Protection Agreement to be duly executed the day and year first above written.

REIT:	Broadstone Net Lease, Inc.,
a Maryland corporation

	By:	/s/ Christopher J. Czarnecki
	Name:	Christopher J. Czarnecki
	Title:	President and Chief Executive Officer

OPERATING COMPANY:	Broadstone Net Lease, LLC,
a New York limited liability company

	By:	Broadstone Net Lease, Inc.,
a Maryland corporation,
its managing member

	By:	/s/ Christopher J. Czarnecki
	Name:	Christopher J. Czarnecki
	Title:	President and Chief Executive Officer

[Signature Page to Tax Protection Agreement]

CONTRIBUTORS:	Amy L. Tait

/s/ Amy L. Tait

Broadstone Ventures, LLC

	By:	/s/ Amy L. Tait
	Name:	Amy L. Tait
	Title:	Chief Executive Officer

Robert C. Tait as General Trustee of the Irrevocable Trust FBO Margaret S. Tait dated December 18, 2017

	By:	/s/ Robert C. Tait
	Name:	Robert C. Tait
	Title:	General Trustee

Robert C. Tait as General Trustee of the Irrevocable Trust FBO Alex N. Tait dated December 18, 2017

	By:	/s/ Robert C. Tait
	Name:	Robert C. Tait
	Title:	General Trustee

[Signature Page to Tax Protection Agreement]